Exhibit 10.1

The Hershey Company

2005 Early Retirement Plan for E-Grade Employees
(Effective as of July 21, 2005)

2005 Early Retirement Plan for E-Grade Employees Plan Document
And
Summary Plan Description

A.    PURPOSE OF THE PLAN

        The purpose of The Hershey Company 2005 Early Retirement Plan for E-Grade Employees is to provide additional benefits in accordance with the terms set forth herein to certain employees of the Company, as defined below, who voluntarily elect to terminate their employment under the terms and conditions described below. Specifically, this Plan is intended to (1) consolidate the benefit enhancements to be provided to Participants under various separate Company plans, and (2) satisfy any applicable disclosure requirements (e.g., summary plan description or summary of material modification) of the underlying plans with respect to these benefit enhancements.

B.    DEFINITIONS

        Whenever used in the Plan, the following words and phrases will have the meanings set forth below, unless a different meaning is plainly required by the context:

        “Accrued Benefit” with respect to the Retirement Plan, has the meaning set forth in Article I of the Retirement Plan without any of the increases set forth herein.

        “AIP” means the Annual Incentive Program of the KEIP.

        “Base Pay” means the regular annual rate of salary payable to an Eligible Employee as of such Employee’s Retirement Date, without reduction for any elective deferrals made on an Eligible Employee’s behalf to any plan of the Company under Section 125, 401(k), or 132(f)(4) of the Code.

         “Cause” means the neglecting of one’s duties, poor job performance, excessive absenteeism, absence without leave, theft, dishonesty, insubordination, intentional destruction of Company property or a violation of Company policies, including but not limited to violation of any code of ethics or business conduct guidelines, policies regarding disclosure of trade secrets or other confidential information, expense reimbursement policies or anti-harassment policies, all as determined by the Plan Administrator in its sole and absolute discretion.

         “CEO” means the Chief Executive Officer of the Company.

         “COBRA” means Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA or any similar state law.

         “Code” means the Internal Revenue Code of 1986, as amended.

         “Company” means The Hershey Company, a Delaware corporation, and its subsidiaries.

        “CPO” means the Senior Vice President, Chief People Officer of the Company.

        “Deferred Compensation Plan” means the Hershey Foods Corporation Deferred Compensation Plan, as amended and any successor thereto.

        “E-grade Employee” means an Employee who is designated on the Company’s records as such, which may include, among others, Vice Presidents, Senior Vice Presidents, HET members, former Company officers, and the CEO.

        “Eligible Employee” means any Employee who meets the conditions set forth in Section C. and is not excluded from coverage under Section D.

        “Employee” means any employee of the Company who is classified on its U.S. payroll as a salaried full-time employee, including employees on short-term (but not long-term) disability or paid or unpaid leave of absence. Notwithstanding the foregoing, an Employee will not include any individual: (i) classified on the books of the Company as an independent contractor and not as an employee, during the period the individual is so paid or classified, (ii) being paid by or through an employee leasing company or other third party agency, (iii) classified on the books of the Company as a freelance worker and not as an employee, during the period the individual is so paid or classified, (iv) classified by the Company as a seasonal, occasional or temporary employee, during the period the individual is so paid or classified, or (v) classified by the Company as a leased employee, during the period the individual is so paid or classified. Any individual included in (i) through (v) will not be an Employee even if he or she is later retroactively reclassified as a common-law employee of the Company during all or any part of such period pursuant to applicable law or otherwise.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

        “ESSIOP” means the Hershey Foods Corporation Employee Savings Stock Investment and Ownership Plan as Amended and Restated effective as of January 1, 1997, as amended and any successor thereto.

        “HET” means the Hershey Executive Team, which consists of certain executives as designated by the Company.

         “KEIP” means the Hershey Foods Corporation Key Employee Incentive Plan, as amended and any successor thereto.

         “Options” has the meaning set forth in Section F.1.(i).

        “Participant” means an Eligible Employee who has satisfied the conditions for participation set forth in Section E. and who is entitled to receive benefits under the Plan.

        “Plan” means The Hershey Company 2005 Early Retirement Plan for E-Grade Employees, as amended and any successor thereto.

        “Plan Administrator” means the Employee Benefits Committee of the Company or such other person or committee appointed from time to time by the Company to administer the Plan, or the delegate of such committee or person.

        “PSU Program” means performance stock units issued under KEIP.

        “Retiree Medical Plan” means the Hershey Foods Corporation Retiree Medical and Life Insurance Plan (Amended and Restated Effective as of January 1, 2002), as amended and any successor thereto.

        “Retirement Date” means the last active day worked for the Company as mutually agreed to by the Eligible Employee and the Company. An Eligible Employee and the HET member responsible for the Eligible Employee’s business sector (or, if the Eligible Employee is a member of the HET, the CEO) will choose a mutually acceptable date for the Eligible Employee’s separation from employment with the Company that is within the Retirement Window. In addition, the Eligible Employee’s “Retirement Date” may not be after December 31, 2005, unless the CPO and the CEO approve such Retirement Date. In the event that the Eligible Employee and the Company cannot mutually agree in writing upon a Retirement Date, then such Eligible Employee shall be deemed to not have elected a Retirement Date and such Eligible Employee shall not become a Participant in the Plan.

        Notwithstanding the foregoing, in the event that the Eligible Employee and the Plan Administrator mutually agree in writing, the Retirement Date originally agreed upon may be changed to a different date within the Retirement Window, in their sole discretion, subject, however, to the approval of the CPO and CEO if the revised Retirement Date is after December 31, 2005.

        An Eligible Employee under Section C.(2) or C.(3) will be deemed to have a Retirement Date of September 8, 2005 for all purposes of this Plan.

        “Retirement Plan” means the Hershey Foods Corporation Retirement Plan as Amended and Restated effective as of December 31, 2004, as amended and any successor thereto.

        “Retirement Window” means the period beginning on August 12, 2005 and ending on December 31, 2006.

        “Separation Agreement” has the meaning set forth in Section E.1.

        “SERP” means the Hershey Foods Corporation Amended and Restated (2003) Supplemental Executive Retirement Plan, as amended.

        “Unpaid Leave of Absence” means a period of unpaid leave of absence with the Company not to exceed 30 days, as determined in accordance with Section F.1(b).

        “Years of Service” means the Participant’s Years of Service as determined under the Retirement Plan.

C.    ELIGIBLE EMPLOYEES

        Except as provided in Section D. below, each Employee who meets any of the following requirements will be eligible to participate in the Plan. The Employee:

                 (1)          is an E-grade Employee as of July 21, 2005, was age 50 or older as of January 1, 2005, and was hired as an Employee prior to January 1, 2004;

                 (2)          (i) was an E-grade Employee as of March 7, 2005, (ii) terminated employment with the Company on a voluntary basis during the period beginning March 8, 2005 and ending July 21, 2005, (iii) was age 50 or older as of January 1, 2005 and (iv) was hired as an Employee prior to January 1, 2004; or

                 (3)          (i) was an E-grade Employee as of March 7, 2005, (ii) signed a separation agreement and general release with the Company during the period beginning March 7, 2005 and ending July 21, 2005, (iii) was entitled to severance benefits from the Company; (iv) was age 50 or older as of January 1, 2005, and (v) was hired as an Employee prior to January 1, 2004.

D.    EXCLUSIONARY PROVISIONS

             1.       Notwithstanding anything herein to the contrary, the following Employees are not Eligible Employees and cannot participate in the Plan:

                         (a)    An Employee who was a participant in (i) the Hershey Foods Corporation 1996 Early Retirement Plan, the Hershey Foods Corporation 2001 Early Retirement Plan, or the Hershey Foods Corporation 2003 Sales Early Retirement Plan, (ii) any other mutual or job elimination severance plan or agreement, except as provided in Section C.(3), or (iii) a plant closing severance plan;

                         (b)    An Employee who elected to participate in The Hershey Company 2005 Enhanced Mutual Separation Plan for E-Grade Employees rather than this Plan;

                         (c)    An Employee terminated for Cause or terminated for failure to satisfy minimum job performance requirements during any probationary employment period;

                         (d)    An Employee hired as a result of the Company’s acquisition of Mauna Loa Macadamia Nut Holdings, Inc. on December 16, 2004;

                         (e)    An employee of the Company who is classified on the payroll records of the Company as any type of employee other than an E-grade Employee;

                         (f)    the CEO; or

                         (g)    An Employee on paid or unpaid leave of absence as of July 21, 2005 who signed a separation agreement and general release with the Company prior to March 7, 2005.

            2.         Notwithstanding anything herein to the contrary, the Company retains the right to deny participation in the Plan to any former highly compensated employee of the Company whose employment by the Company terminated prior to July 21, 2005. Such a determination will be made by the Plan Administrator in its sole discretion.

E.    CONDITIONS FOR PARTICIPATION

            In order to receive the benefits provided by the Plan (i.e., to become a Participant), an Eligible Employee must satisfy all of the following conditions:

            1.        Execution of Releases or Other Agreements

            An Eligible Employee will not become a Participant unless he or she elects to retire under this Plan by signing, dating, and delivering the following forms, which are provided in the official Plan notification package for each Eligible Employee, to the person designated by the Plan Administrator, on or before 4:30 p.m. (EDT) on September 8, 2005, and such person is in actual receipt of the forms by such time and date:

                         (a)    a Separation Agreement and General Release ("Separation Agreement"),

                         (b)    the Acceptance Form (the form must contain both the Eligible Employee’s and applicable HET member’s (or CEO’s, if the Eligible Employee is an HET member) (and CPO’s and CEO’s, if Retirement Date is beyond December 31, 2005) approval of the Retirement Date, otherwise the form is not effective), and

                         (c)    such other instruments as the Plan Administrator or Company may require.

An Eligible Employee will not become a Participant if he or she revokes the Separation Agreement (in the manner specified therein) within 7 days after signing and dating it.

            2.        No Termination of Employment Prior to Retirement Date

            An Eligible Employee will not become a Participant and will not be eligible for benefits under the Plan if his or her employment is terminated for any of the following reasons on or before his or her Retirement Date:

                         (a)    resignation or voluntarily quit after July 21, 2005; or

                         (b)    discharge by the Company for Cause or terminated for failure to satisfy minimum job performance requirements during any probationary employment period.

            3.        Effective Termination

                         (a)     An Eligible Employee must actually cease performing services with the Company as of his or her Retirement Date or such other date during the Retirement Window as the Eligible Employee and the Plan Administrator shall mutually agree in writing.

                         (b)     Notwithstanding the foregoing, the requirement set forth in Section E.3.(a) above will not apply to an otherwise Eligible Employee who has made a valid election to retire under this Plan and whose employment subsequently is terminated before his or her Retirement Date by reason of his or her death, provided that he or she satisfies the requirements of Sections E.1. and E.2. at the time of his or her death.

F.    ENHANCED SEPARATION BENEFITS

            1.        Plan Benefits

            A Participant will be entitled to the benefits described below. Benefits described below that are provided under other plans – Retirement Plan, ESSIOP, SERP, KEIP, Retiree Medical Plan and other health and welfare plans – shall be administered in accordance with the applicable terms and conditions of such other plans.

            An Eligible Employee who elects to terminate his or her employment with the Company under the Plan will receive the enhanced benefits provided under the Plan, and will not be eligible to participate in or receive benefits from any other severance plan or severance-type arrangement sponsored by the Company. Moreover, for Eligible Employees under Section C.(2) or C.(3) above who have elected to become Participants under this Plan, any benefits from any other severance plan or severance-type arrangement sponsored by the Company will cease as of September 8, 2005, and, to the extent necessary to avoid duplication of benefits, benefits provided by such other plans will offset the benefits to be provided under this Plan.

                         (a)    Enhanced Pension Benefit (Retirement Plan)

            A Participant’s Accrued Benefit under the Retirement Plan, as increased for the enhanced pension benefit described below, will be fully vested as of his or her Retirement Date. For purposes of calculating the Participant’s benefit payable under the Retirement Plan, a credit will be added to each Participant’s “Account” (as set forth in the Retirement Plan) as of his or her Retirement Date in an amount equal to the total credit such Participant would have received had the Participant remained an active participant in the Retirement Plan, and satisfied all requirements thereunder, until the 5th anniversary of his or her Retirement Date. This enhanced benefit will be calculated based on the Retirement Plan provisions in effect as of the Participant’s Retirement Date, and the following assumptions will apply:

                         (1)        the compensation used to calculate such Participant’s credit for the additional period after the Retirement Date will be such Participant’s “Earnings” (as set forth in the Retirement Plan) for the calendar year that ended coincident with or immediately prior to his or her Retirement Date;

                         (2)        the “Social Security Wage Base” (as defined in the Retirement Plan) will be the Social Security Wage Base in effect for the year in which the Retirement Date occurs; and

                         (3)         the “Periodic Adjustment Credit” (as defined in the Retirement Plan), i.e., basic interest rate under the Retirement Plan, will be 6.00%.

            Payment of a Participant’s Accrued Benefit under the Retirement Plan, as increased for the enhanced pension benefit described in this Plan, will remain subject to those restrictions on timing and form as set forth in the Retirement Plan. A Participant may elect to have his or her Accrued Benefit distributed immediately in a single cash lump sum payment provided such Participant obtains the appropriate spousal consent (if applicable) as described in the Retirement Plan.

            An Eligible Employee under Section C.(2) or C.(3) above who has elected to become a Participant under this Plan will have his or her benefits under the Retirement Plan recalculated so as to include the enhanced pension benefit as set forth in this Section F.1.(a). In the event such Participant receives or has received any or all of his or her benefit under the Retirement Plan on or prior to September 8, 2005, such Participant’s applicable benefit under the Retirement Plan will be increased for the enhancements set forth in the Plan, less any amounts distributed to such Participant on or prior to September 8, 2005.

            In the event that a Participant’s dynamic grandfathered Retirement Plan benefit is greater than his Account (as determined before application of the enhanced pension benefit described in this Section F.1.(a)), the enhanced pension benefit will be added to such benefit.

            The enhanced pension benefit described in this Section F.1.(a) will be provided, funded and paid solely through the Retirement Plan, except that the portion of the enhanced pension benefit that cannot be paid from the Retirement Plan due to limitations of sections 415 and 401(a)(4) of the Code, or any other limitations of the Code or ERISA, will be paid from the Hershey Foods Corporation Compensation Limit Replacement Plan.

                         (b)     Unpaid Leave of Absence

            A Participant may be considered for a period of Unpaid Leave of Absence following his or her Retirement Date based on the Plan Administrator’s sole discretion.

                         (c)     Vacation Pay

            Participants will be entitled to receive payment of their earned and unused vacation following their Retirement Date based on Base Pay, including any unused vacation days that the Participant had previously purchased. For purposes of this Plan, a Participant whose Retirement Date is on or prior to December 31, 2005, will be entitled to payment of any unused vacation for 2005, plus payment for vacation days earned for 2006 determined as of his or her Retirement Date. Otherwise, the Participant will be entitled to payment of any unused vacation for 2006, plus payment for vacation days earned for 2007 determined as of his or her Retirement Date. Payment of vacation pay will be in a lump sum within 30 days following the Participant’s Retirement Date.

                         (d)     Severance Pay

            No severance pay is available under this Plan.

                         (e)     Enhanced 401(k) Benefit (ESSIOP)

            A Participant’s Account balance under the ESSIOP will become fully vested as of his or her Retirement Date. A Participant eligible for the post-employment medical coverage described in Section F.1.(f)(ii) will receive additional “Supplemental Retirement Contributions” (“SRC”) (as defined under the ESSIOP) to be credited to the Participant’s ESSIOP Account as of the Retirement Date in an amount equal to the SRC credits such Participant would have received had the Participant remained an active participant in ESSIOP, and satisfied all requirements thereunder, until the 5th anniversary of his or her Retirement Date. This enhanced benefit shall be calculated based on the ESSIOP provisions in effect as of the Participant’s Retirement Date, and the following assumptions will apply:

                         (1)     The Participant’s marital status is determined as of his or her Retirement Date; and

                         (2)     The Participant shall be treated as employed on the last day of the applicable plan year.

            For more information about the SRC credit, see the ESSIOP’s Summary Plan Description.

            The enhanced benefit described in this Section F.1.(e) will be provided, funded, and paid solely through the ESSIOP, and shall be subject to limitations of section 415 and 401(a)(4) of the Code, and any other limitations of the Code or ERISA.

                         (f)      Retiree Medical Benefits Coverage

            Each Participant may elect to begin participation in the Retiree Medical Plan after his or her Retirement Date. The coverage available under the Retiree Medical Plan depends on when the Participant was born and when he or she was hired by the Company.

                                 (i)       Participants Born Before January 1, 1954 and Hired Before January 1, 1999

            A Participant who was born before January 1, 1954 and hired by the Company before January 1, 1999, can elect to receive retiree medical benefits to begin after his or her Retirement Date. Such a Participant will be deemed to have an additional five years of age and service for purposes of determining eligibility to participate in, and the level of subsidization under, the Retiree Medical Plan as set forth in the Retiree Medical Plan’s Pre-Medicare Cost Sharing Matrix and Post-65 Cost Sharing Matrix as in effect on the Participant’s Retirement Date. Benefits under the Pre-Medicare Cost Sharing Matrix will be available to a Participant from his or her Retirement Date until the last day of the month preceding the month such Participant attains age 65, while benefits under the Post-65 Cost Sharing Matrix will be available to a Participant on and after the first day of the month during which such Participant attains age 65.

            A Participant’s medical coverage under the pre-Medicare retiree medical program and Post-65 retiree medical program will be as set forth in the Retiree Medical Plan, as currently offered and subject to modification by the Company. Company premium costs and the actual Participant premium payments (i.e., after applying his or her applicable percentage set forth in the applicable matrix and applying any overage amounts over the Retiree Medical caps) may be increased at any time at the sole discretion of the Company (i.e., the Participant’s cost-sharing payments are not subject to any “freeze” in contribution amounts). Moreover, in the event the costs of medical benefits to a Participant under the Pre-Medicare Cost Sharing Matrix are less than the cost of the same medical benefits for an active employee, the Participant’s cost will increase under the Retiree Medical Plan to equal the amount of the contribution made by such active employee.

                                (ii)        All Other Participants

            A Participant who does not meet the requirements under (i) above (i.e., was either (i) born on or after January 1, 1954, or (ii) hired on or after January 1, 1999) will be eligible to participate in the Retiree Medical Plan; however, the Participant must pay the full cost (without Company subsidy) of the coverage; the cost sharing matrix described in (i) above does not apply.

*    *    *

            A Participant has the right, upon the Participant’s Retirement Date, to elect either (i) retiree medical coverage (as outlined above); or (ii) COBRA continuation coverage for such benefits under the Company’s health and welfare plan. If the Participant elects retiree medical coverage, the Participant will not have the right to elect COBRA continuation coverage when this retiree medical coverage ceases. If the Participant elects COBRA continuation coverage, this coverage will be effective as of the Participant’s Retirement Date and will continue only for the applicable COBRA coverage period. Also, any notice requirements under COBRA will run from the Participant’s Retirement Date.

                         (g)     Retiree Dental and Vision Benefits

            A Participant has the right, upon the Participant’s Retirement Date, to elect either (i) retiree dental and vision coverage (or dental only coverage), but he or she must pay the full cost (without Company subsidy) of the coverage; or (ii) COBRA continuation coverage for such benefits under the Company’s health and welfare plan. If the Participant elects retiree dental and vision coverage, the Participant will not have the right to elect COBRA continuation coverage when this retiree dental and vision coverage ceases. If the Participant elects COBRA continuation coverage, this coverage will be effective as of the Participant’s Retirement Date and will continue only for the applicable COBRA coverage period. Also, any notice requirements under COBRA will run from the Participant’s Retirement Date.

                         (h)  Life Insurance Benefits

            Following the Participant’s Retirement Date, he or she will be eligible for retiree life insurance coverage (as offered, and subject to modification by the Company) under and pursuant to the Retiree Medical Plan, the cost of which, if any, will be determined by the Company.

                         (i)   Stock Options

            Options granted to a Participant by the Company under the KEIP (“Options”) will become fully vested on the Participant’s Retirement Date, notwithstanding the vesting schedule or schedules applicable to such Options. Options granted to a Participant will not be prorated, even if they were granted within twelve months of the Participant’s Retirement Date. The Participant will have up to 5 years from his or her Retirement Date to exercise the Options, but not to exceed the end of the option term. The Company will not grant Options to any Participant after July 21, 2005, except at the sole discretion of the CEO or Compensation and Executive Organization Committee of the Company’s board of directors.

                         (j)  Restricted Stock Units

            Restricted Stock Units (“RSUs”) that are unvested as of the Participant’s Retirement Date (or the end of any Unpaid Leave of Absence) will become fully vested as of such date, not to exceed 1,000 RSUs. The previous sentence notwithstanding, any RSUs that are unvested as of the Participant’s Retirement Date will be forfeited if they were granted to the Participant on or after July 21, 2005.

                         (k)   Financial Counseling

            All Participants are eligible to receive financial counseling services as provided by the Company, including a financial plan and reimbursement of tax return preparation costs. The Company, in its sole discretion, has the right to select the scope and duration of these services and the manner in which these services will be provided.

                         (l)   AIP

            Each Participant who is a participant in the AIP as of July 21, 2005 is eligible to receive payment of an AIP bonus award in accordance with the terms and conditions of the AIP, except that in determining the amount of any such award to be paid to such Participant for the year in which the Retirement Date occurs, the Participant’s total award will be based upon the Participant’s year-to-date earnings, his or her actual individual performance factor, and actual Company results with respect to financial goals during such year.

            All AIP payments will be made by March 15 of the year following the plan year for which such awards are earned, unless deferred in accordance with the KEIP or Deferred Compensation Plan. For more information about the AIP payments, see the plan’s written summary.

                         (m)    PSU Program

                                     (i)       No New Grants: The Company will not grant any performance stock units under the PSU Program to any Participant after July 21, 2005;

                                     (ii)       Participation Ends: Participation in the PSU Program ends on the Participant’s Retirement Date;

                                     (iii)       PSU Awards: PSU awards for performance cycles that have not been completed as of the Participant’s Retirement Date shall be paid as soon as administratively practicable following the end of the applicable performance cycle, in accordance with the terms and conditions of KEIP, except that a cash equivalent of all PSU Awards that are forfeited under KEIP due to the Participant’s Retirement Date preceding the completion of two-thirds of an applicable performance cycle, will be paid to the Participant in an amount equal to the award prorated based on his or her Retirement Date, rounding up to whole months for any partial month. The prorated amounts will be based on the lesser of target or actual Company financial results and will be paid under this Plan to the Participant by March 15 of the calendar year following the end of the applicable performance cycle, unless deferred in accordance with the KEIP or Deferred Compensation Plan; and

                                     (iv)       2003-2005 Grant: A Participant is deemed to be fully vested in his or her 2003-2005 grant as of the earlier of such Participant’s Retirement Date and December 31, 2005. The 2003-2005 grant will be paid to the Participant by March 15, 2006, unless deferred in accordance with the KEIP or Deferred Compensation Plan.

                         (n)   SERP Benefits

                         Each Participant who is a participant in the SERP will be eligible to receive payment of his or her SERP benefit in accordance with the terms and conditions of the SERP, except for the following:

                                     (i)       Immediate Eligibility: A Participant is eligible to receive his or her benefit under the SERP as of his or her Retirement Date, regardless of whether he or she satisfies the age and service requirements for a benefit. For example, a participant generally must be age 55 and have 10 years of service to receive benefits under the SERP. But a Participant who selects the Plan will be deemed to have met these requirements; and

                                     (ii)       Early Retirement Benefit: The Participant’s SERP benefit, calculated based on his or her actual Years of Service, will be actuarially reduced in accordance with the early retirement factors in the SERP to reflect his or her actual age plus an additional five years as of his or her Retirement Date (i.e., reduced 5/12% per month that his or her age plus 5 precedes 60).

            2.        Special Rules Relating to Plan Benefits After Death

                         (a)   Death of Participant Before Retirement Date

            If a Participant dies before attaining his or her Retirement Date:

                                     (i)       Coverage under the Retiree Medical Plan and retiree dental and vision benefits (described in Section F.1.(g)) will be made available to the spouse or eligible dependent(s) of the Participant;

                                     (ii)       Any unpaid AIP payment will be paid to the Participant’s estate in the same manner as would have been paid to the Participant under this Plan and otherwise in accordance with the terms of the KEIP by March 15 of the year following the plan year for which the award is earned;

                                     (iii)       Any other benefits payable under the Retirement Plan by virtue of the Participant’s death will be paid to his or her surviving spouse or designated beneficiary (as such parties are defined in the Retirement Plan) in accordance with the provisions of the Retirement Plan and calculated based upon the enhanced pension benefit (as described in Section F.1.(a) above) that the Participant would have received if he or she had retired under the Plan; and

                                     (iv)       Any other benefits payable under the ESSIOP by virtue of the Participant’s death will be paid to his or her surviving spouse or designated beneficiary (as such parties are defined in the ESSIOP) in accordance with the provisions of the ESSIOP and calculated based upon the enhanced SRC credits (as described in Section F.1.(e) above) that the Participant would have received if he or she had retired under the Plan.

                         (b)  Death of Participant After Retirement Date

            If a Participant dies on or after attaining his or her Retirement Date:

                                (i)        Coverage under the Retiree Medical Plan and retiree dental and vision benefits (described in Section F.1.(g)) will be made available to the spouse or eligible dependent(s) of the Participant;

                                (ii)        Any unpaid AIP payment will be paid to the Participant’s estate in the same manner as would have been paid to the Participant under this Plan and otherwise in accordance with the terms of the KEIP by March 15 of the year following the plan year for which the award is earned;

                                (iii)        Any other benefits payable under the Retirement Plan by virtue of the Participant’s death will be paid to his or her surviving spouse or designated beneficiary (as such parties are defined in the Retirement Plan) in accordance with the provisions of the Retirement Plan and calculated based upon the enhanced pension benefit (as described in Section F.1.(a) above); and

                                (iv)        Any other benefits payable under the ESSIOP by virtue of the Participant’s death will be paid to his or her surviving spouse or designated beneficiary (as such parties are defined in the ESSIOP) in accordance with the provisions of the ESSIOP and calculated based upon the enhanced SRC credits (as described in Section F.1.(e) above).

G.    GENERAL RULES

            1.       No Right to Continued Employment

            Neither the Plan nor any action taken with respect to it will confer upon any person the right to continue in the employ of the Company.

            2.        Rehiring of Participants

            A Participant who receives any benefits under Section F. of the Plan is not eligible for rehire by the Company, unless such rehire is approved by the Senior Vice President, Chief People Officer of the Company.

            3.        Benefits Non-Assignable

            Benefits under the Plan may not be anticipated, assigned or alienated.

            4.        Unfunded Plan

            Except as provided in Sections F.1.(a) and F.1.(e), the Company will pay the benefits described above from its general assets. Nothing contained in this Plan will give any Employee any right, title or interest in any property of the Company.

            5.        Usage of Terms and Headings

            Words used in the singular include the plural, and vice versa, unless qualified by the context. Headings are included for ease of reference only and are not to be construed to alter the terms of the Plan.

            6.        Governing Laws

            The provisions of the Plan will be construed, administered and enforced according to applicable federal law and, where appropriate, the laws of the Commonwealth of Pennsylvania without reference to its conflict of laws rules and without regard to any rule of any jurisdiction that would result in the application of the law of another jurisdiction except with respect to the residents of California in which case the provisions of the Separation Agreement specifically applicable to California residents will also apply. The Company and each Participant (the “parties”) expressly consent that: (a) any action or proceeding relating to this Plan or any release or other agreement entered into with respect to this Plan will only be brought in the federal or state courts, as appropriate, located in the Commonwealth of Pennsylvania; and (b) any such action or proceeding will be heard without a jury. The parties expressly waive the right to bring any such action in any other jurisdiction and to have such action heard before a jury. No action relating to this Plan or any release or other agreement entered into with respect to this Plan will be brought by a Participant in court more than two years and 90 days after such Participant has exhausted his or her administrative remedies hereunder. Any provision in this section to the contrary notwithstanding, a Participant who is also a participant in the Company’s SERP will continue to be bound by and will comply with the procedures regarding arbitration set forth in the Long Term Incentive Program Participation Agreement, the terms of which relating to such arbitration procedures are incorporated herein by reference.

            7.        Severability

            The provisions of the Plan are severable. If any provision of the Plan is deemed legally or factually invalid or unenforceable to any extent or in any application, then the remainder of the provisions and the Plan, except to such extent or in such application, will not be affected, and each and every provision of the Plan will be valid and enforceable to the fullest extent and in the broadest application permitted by law.

            8.        Right to Withhold Taxes

            The Company may cause such amounts to be withheld from entitlements or payments under this Plan as it determines necessary to fulfill any federal, state or local income or employment tax requirements.

            9.        Plan Document to Serve as Summary Plan Description

            This Plan document will serve as the summary plan description for the Plan and will be distributed to all Eligible Employees in this form. In addition, as indicated in Section A, the Plan is intended to satisfy any applicable disclosure requirements (e.g., summary plan description or summary of material modification) for the underlying plans with respect to the benefit enhancements described in this document.

            10.        Plan Document will Control the Terms of the Plan

            No verbal or written communications that are contrary to the terms of the Plan shall be binding upon the Plan, the Plan Administrator, or the Company. In the event of any conflict between this Plan document and any other written or verbal communication regarding this Plan, this document will control.

H.    AMENDMENT AND TERMINATION

            The Plan Administrator, in its sole discretion, reserves the right to amend (in whole or in part) or terminate this Plan and any benefit under it, for any reason, at any time and from time to time. However, no amendment or termination of the Plan shall be effective to reduce the accrued benefit of any participant under the Retirement Plan or ESSIOP, except as permitted by law. This reservation of the right to amend or terminate benefits applies to benefits for current employees and their dependents and also to retired or terminated employees and their survivors or dependents. Nothing in this document or any other communication from the Company shall be deemed to create or imply a continuing obligation by the Company to provide benefits to current employees or their dependents or survivors, or retired or terminated employees or their dependents or survivors.

I.    ADMINISTRATION OF THE PLAN

            The Plan Administrator will have exclusive authority and sole and absolute discretion to interpret the Plan, make any determinations, resolve disputes and decide all matters in connection with the interpretation, administration and operation of the Plan or the determination of eligibility of any person to participate in the Plan. It will also have the power to appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan. The Plan Administrator may delegate any of its duties and authority to other persons.

            No other person or group has any authority to interpret or construe the terms of the Plan (or official Plan documents) or to make any promises about them. Except as otherwise noted herein, all decisions of the Plan Administrator will be final and binding upon all similarly situated individuals.

J.    STATEMENT OF ERISA RIGHTS

            As a Participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants will be entitled to:

Receive Information About Your Plan and Benefits

            Examine, without charge, at the Plan Administrator’s office and at other specified locations such as worksites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor.

            Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

            Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this Summary Annual Report.

Prudent Actions by Plan Fiduciaries

            In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way just to prevent you from obtaining a benefit or exercising your rights under ERISA.

Enforce Your Rights

            If your claim for a benefit is denied in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time frames.

            Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of the Plan document or the latest annual report and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

            If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Plan Administrator’s decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in a federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees; for example, if it finds your claim is frivolous.

Assistance with Your Questions

            If you have any questions about the Plan, you should contact your WorkLife Center at 1-800-878-0440 (outside Hershey), (717) 534-8170 (Hershey area), 7:30 a.m. — 5:00 p.m. (EST), excluding holidays. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest area office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

K.    CLAIMS UNDER THE PLAN

            The Plan Administrator reviews and authorizes eligibility for and compliance with the provisions of the Plan. Questions regarding eligibility to participate in the Plan should be directed to your WorkLife Center at 1-800-878-0440 (outside Hershey), (717) 534-8170 (Hershey area), 7:30 a.m. — 5:00 p.m. (EST), excluding holidays. With respect to any pension, medical, life, dental and vision benefits provided under the Company’s plans or programs, any questions regarding such benefits should be directed to the plan administrator or claims administrator of the applicable plan, and should comply with that plan’s claims procedures. A Participant should consult the summary plan description for that plan for additional information regarding its claims procedure.

            1.        Submission of Claim

            Any claim for specific benefits under the Plan, if applicable, that are provided with reference to an underlying plan or program (e.g., Retirement Plan, ESSIOP, Retiree Medical Plan, KEIP) will be made in accordance with the applicable plan or program and its claims procedures. For example, for medical benefits that are covered by an insurance policy, the claim may be filed directly with the insurer providing coverage or services pursuant thereto, in accordance with the applicable service contract, agreement or other similar document between the Company and such service provider. Otherwise, claims for benefits under this Plan are to be submitted to the Plan Administrator and are subject to the rules set forth in Section K.2 and 3.

            2.        Claims Procedures

            Benefits will be paid to Participants and their beneficiaries without the necessity of formal claims. Participants or their beneficiaries (hereinafter, the “Participant”), however, may make a request for any Plan benefits to which he or she may be entitled. Any such request must be made in writing, and it should be made to the Plan Administrator at the address listed below.

            A request for Plan benefits is considered to be a claim for Plan benefits, and is subject to a full and fair review. If the claim is wholly or partially denied, the Plan Administrator will provide the Participant with a written notice of this denial within 90 days after the receipt of the claim. The 90-day period may be extended for another 90 days if special circumstances warrant. If an extension is required, the Participant will be notified in advance of the circumstances requiring the extension and the date by which the Plan expects to render a decision.

             The written notice of denial must contain the following information:

  The specific reason or reasons for the denial,

  Specific reference to those Plan provisions on which the denial is based,

  A description of any additional information or material necessary to correct the claim and an explanation of why such material or information is necessary, and

  An explanation of the Plan’s review procedures, including the right to bring a civil action under the Employee Retirement Income Security Act of 1974 (ERISA) section 502(a) following an adverse benefit determination or review.

            3.        Appeal of Denial of Claim

            If the Participant wishes to appeal a denied claim, he or she must send a written request to the Plan Administrator (see address below) for a full and fair review of the denied claim. As part of the appeal, the Participant may submit written issues and comments, documents, records and other information relating to the claim. Upon request and free of charge, the Participant will be provided reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. The review will take into account all comments, documents, records and any other information submitted by the Participant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. A request for review of a claim must be submitted within 60 days of the Participant’s receipt of written notice of the adverse benefit determination.

            If the Participant does not file a request for review within 60 days of the adverse benefit determination notification, the claim will be deemed abandoned, and the Participant will be precluded from reasserting it under these procedures or in a court or any other venue. If the Participant files a request for review, the request must include a description of the issues and evidence he or she deems relevant. Failure to raise issues or present evidence on review may preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

            The Plan Administrator will make a decision no later than 60 days after receipt of the request for review of a denied claim. This period may be extended for an additional 60 days if the Plan Administrator determines that special circumstances require such extension. If an extension of time is required, written notice of the expected decision date and the reasons for the extension will be provided to the Participant before the end of the initial 60-day period. The final decision will be provided in writing and, if adverse, will include:

            a.        The specific reason or reasons for the adverse determination,

            b.        A reference to specific Plan provisions on which the adverse determination was made,

            c.        A statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits, and

            d.        A statement describing any voluntary appeal procedures offered by the Plan and the Participant’s right to obtain the information about such procedures and a statement of his or her right to bring an action under ERISA section 502(a).

            In reviewing the adverse benefit determination of a benefit claim, the Plan Administrator will have full authority to interpret and apply in its discretion the provisions of the Plan. The decision of the Plan Administrator will be final and binding. The Participant must follow and fully exhaust these claims procedures before he or she may commence a civil action in court for any claim. Additionally, any legal action must be commenced within 2 years and 90 days following the date on which administrative remedies have been exhausted hereunder.

L. ADDITIONAL INFORMATION

Plan Sponsor:	The Hershey Company 100 Crystal A Drive P.O. Box 810 Hershey, PA 17033

Employer Identification Number (EIN):	23-0691590

Plan Name:	The Hershey Company 2005 Early Retirement Plan of E-Grade Employees

Type of Plan:	Welfare

Type of Administration:	Contract or Insurer, based on the underlying welfare or pension plan

Plan Year:	Calendar Year

Plan Number:	521

Agent for Service:	General Counsel The Hershey Company 100 Crystal A Drive P.O. Box 810 Hershey, PA 17033-0810
Service of legal process may also be made on the Plan Administrator

Source of Contributions:	Employer or Employee, based on the underlying welfare or pension plan

Plan Administrator:	Employee Benefits Committee The Hershey Company 100 Crystal A Drive P.O. Box 810 Hershey, PA 17033-0810 1-800-878-0440 (outside Hershey) (717) 534-8170 (Hershey area)

WorkLife Center	1-800-878-0440 (outside Hershey) (717) 534-8170 (Hershey area)

Please call the WorkLife Center if you have any questions regarding the Plan.

*    *    *    *

            IN WITNESS WHEREOF, the Company has caused this 2005 Early Retirement Plan for E-Grade Employees to be adopted as of this 21st day of July, 2005.

         THE HERSHEY COMPANY

By:         /s/ Marcella K. Arline

                                Its:    Senior Vice President, Chief People Officer